Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Highlands Bankshares, Inc. Registration
Statements No. 333-204206, No. 333-196774, and No. 333-195355 on Form S-1, No. 333-83618 on
Form S-3, and No. 333-225740 of Form S-8 of our report dated March 28, 2019 related to the consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2018
and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31,
2018. Such report is included in the Highlands Bankshares, Inc. and Subsidiary 2018 Annual Report
to Stockholders, which is filed as Exhibit 23.1 to Form 10-K for the year ended December 31, 2018.

CERTIFIED PUBLIC ACCOUNTANTS

Blacksburg, Virginia
March 28, 2019